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                                                                      Exhibit 44

                       [RENTAL SERVICE CORPORATION LOGO]


To Our Stockholders:                                             April 30, 1999

  On April 15, 1999, the Board of Directors of Rental Service Corporation adopted a Share Purchase Rights Plan.

  The Rights Plan assigns one Right to purchase a fraction of a share of a newly created series of Rental Service Corporation Preferred Stock for each share of Rental Service Corporation Common Stock owned on April 30, 1999. Initially, the Rights will not be exercisable and will not trade separately from the Common Stock. Under certain circumstances, stockholders will be able to exercise their Rights if a person or group initiates an unsolicited takeover of the Company by acquiring at least 10% of the Common Stock or by making a tender offer to acquire 10% or more of the Rental Service Corporation Common Stock. Ultimately, if an unsolicited acquirer gains control of the Company, stockholders other than the acquirer would be able to purchase either our Common Stock or the acquirer's stock at a 50% discount. The dividend, liquidation and voting rights, and the non-redemption feature, of the Preferred Stock are designed so that the value of the one one-thousandth interest in a share of new Preferred Stock purchasable with each Right will approximate the value of one share of Common Stock. The Rights Plan will expire in 2009 or, as required by the Merger Agreement, on the earlier of (i) the 60th day following the termination of the Agreement and Plan of Merger, dated as of January 20, 1999, between Rental Service Corporation and NationsRent, Inc. or (ii) the 60th day following the closing of any merger or acquisition transaction Rental Service Corporation pursuant to certain types of agreements. The Rental Service Corporation Board has determined to delay the distribution of the Rights until the earlier of the date on which an Acquiring Person becomes such and such date as may be determined by action of the Board of Directors of the Company prior to the time any person or group becomes an Acquiring Person.

  These are some of the highlights of the Rights Plan. More information is in the attached summary of the Rights Plan, and we urge you to read it carefully.

  No action by stockholders is required or permitted at this time, and no money should be sent to Rental Service Corporation. The Rights will automatically attach to the shares of Common Stock you hold and will trade with them. There is no need to send in your certificates to have this reference added.

  The Board adopted the Rights Plan after considering (i) the inadequacy of the price offered to stockholders of the Company in the tender offer commenced by a subsidiary of United Rentals, Inc., (ii) the risk that the United Rentals tender offer will not be consummated and (iii) the Company's plan to complete the merger with NationsRent, Inc. pursuant to the Agreement and Plan of Merger. The Rights are designed to protect stockholders in the event of an unsolicited attempt to acquire the Company. We consider these Rights to be a valuable means of protecting your right to retain your equity investment in the Company and the full value of that investment, while not foreclosing a fair acquisition bid for the Company.

  Our overriding objective is to continue building value for Rental Service Corporation's stockholders, and we feel that the Rights Plan will assist in that effort.

                                        Sincerely,


                                        /s/ Robert M. Wilson

                                        Robert M. Wilson
                                        Executive Vice President, Chief
                                         Financial Officer, Secretary
                                         and Treasurer

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        As described in the Rights Agreement, Rights which are held by or have been held by an Acquiring Person or Associates or Affiliates thereof (as defined in the Rights Agreement) and certain transferees thereof shall become null and void and will no longer be transferable.

                         SUMMARY OF RIGHTS TO PURCHASE
                               PREFERRED SHARES

  On April 15, 1999 the Board of Directors of Rental Service Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each share of common stock, $.01 par value (the "Common Shares"), of the Company outstanding at the Close of Business on April 30, 1999 (the "Record Date"). As long as the Rights are attached to the Common Shares, the Company will issue one Right (subject to adjustment) with each new Common Share so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Preferred Shares") at a price of $150.00 per one one-thousandth of a Preferred Share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of April 16, 1999, as the same may be amended from time to time (the "Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

  Until the earlier to occur of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Common Shares (an "Acquiring Person") or (ii) the occurrence of the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the Common Shares (the earlier of (i) and (ii) being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate together with a copy of this Summary of Rights.
No Person shall become an Acquiring Person solely as the result of any one or more of the following: (i) an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; (ii) the holding or acquisition by NationsRent (or any officer, director, Affiliate or Associate of NationsRent) of Beneficial Ownership of Common Shares of the Company pursuant to the grant by the Company to NationsRent of the Stock Option Agreement or the issuance of Common Shares of the Company to NationsRent under the Stock Option Agreement; (iii) the acquisition by any Person of Beneficial Ownership of Common Shares of the Company issued or to be issued pursuant to the Merger Agreement or (iv) the acquisition by any director or officer of NationsRent or any Person who may be deemed an Affiliate or an Associate of NationsRent of Beneficial Ownership of Common Shares of the Company issued or the issuance of Common Shares of the Company pursuant to NationsRent Options
(as defined in the Agreement) under the terms of the Merger Agreement until, in the case of each of clauses (i) through (iv), such time after the date hereof as any of such Persons shall become the Beneficial Owner (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares of the Company or pursuant to a split or subdivision of the outstanding Common Shares) of any additional Common Shares (other than any such additional Common Shares acquired in a transaction which is the subject of any of the exceptions described in the foregoing clauses (ii) through (iv)) and shall thereby become the Beneficial Owner of 10% or more of the Common Shares of the Company then outstanding (other than as a consequence of clause (i)).
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  The Agreement provides that until the Distribution Date (or earlier redemption, exchange, termination, or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Close of Business on the Record
Date upon transfer or new issuance of the Common Shares will contain a notation incorporating the Agreement by reference. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Common Shares, with or without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the Close of Business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on April 16, 2009, subject to the Company's right to extend such date (the "Final Expiration Date"), unless earlier redeemed or exchanged by the Company or terminated. The Rights will be deemed to be terminated, among other things, upon the 60th day following the date of the termination of the Merger Agreement or upon the 60th day following closing of any merger or other acquisition transaction involving the Company pursuant to certain types of agreements, unless extended.

  Each Preferred Share purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 1,000 times the dividend, if any, declared per Common Share. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes and will vote together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. Preferred Shares will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of a Preferred Share's dividend, liquidation and voting rights, the value of one one-thousandth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Preferred Shares (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).

  In the event that a Person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Common Shares were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will
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thereafter have the right to receive upon exercise that number of Common
Shares having a market value of two times the then current Purchase Price of the Right. In the event that, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.

  At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for Common Shares at an exchange rate of that number of Common Shares having an aggregate value equal to the Spread (as defined in the Agreement) (with such value being based on the current per share market price (as determined pursuant to Section 11.4 of the Agreement) on the date of the occurrence of a Trigger Event (as defined in the Agreement) per Right (subject to adjustment).

  No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares or Common Shares will be issued (other than fractions of Preferred Shares which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Preferred Shares or Common Shares on the last trading date prior to the date of exercise.

  The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") by the Board of Directors at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

  Any of the provisions of the Agreement may be amended by the Board of Directors of the Company for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Agreement in any manner that does not adversely affect the interests of the holders of the Rights.

  A copy of the Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K. A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.